                                                                     EXHIBIT 5.1

                 [Stradling Yocca Carlson & Rauth Letterhead]
                                  May 1, 2001

Interplay Entertainment Corp.
16815 Von Karman Ave.
Irvine, CA 92606

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by Interplay Entertainment Corp., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,401,901 shares of the Company's Common Stock, $0.001 par value (the "Common Stock"), (i) 460,000 shares of which are issuable to Titus pursuant to certain Common Stock Warrants dated April 14, 2000 (the "Warrants") (ii) 15,183,685 shares of which are issuable to Titus pursuant to the conversion of shares of Series A Preferred Stock issued to Titus pursuant to that certain Stock Purchase Agreement dated April 14, 2000 between the Company and Titus (subject to the anti-dilution adjustment provisions of the Series A Preferred Stock), (iii) 100,000 shares of which are issuable to Liolios pursuant to that certain Common Stock Warrant dated April 25, 2001, (iv) 1,824,897 shares of which were issued to Universal Studios, Inc. ("Universal," and together with Titus and Liolios, the "Selling Stockholders") in connection with the Stock Purchase Agreement, dated January 25, 1994, between the Company, Brian Fargo, and MCA Inc., as predecessor in interest to Universal, (v) 1,216,598 shares of which were acquired by Universal from Brian Fargo pursuant to the Stock Purchase Agreement, dated January 25, 1994, between the Company, Brian Fargo, and MCA, Inc., as predecessor in interest to Universal, and (vi) 1,616,721 shares of which were acquired by Universal from Brian Fargo pursuant to an Option Agreement, dated March 30, 1994, between the Company, Brian Fargo, and MCA, Inc., as predecessor in interest to Universal. The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

     We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that (a) the 4,658,216 shares of outstanding Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable, and (b) the 15,743,685 shares of Common Stock covered by the Registration Statement that are issuable to the Selling Stockholders pursuant to the exercise of the Warrants and the conversion of the Series A Preferred Stock have been duly authorized, and when issued in accordance with the terms of the Warrants and the Certificate of Designation of the Series A Preferred Stock, respectively, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ STRADLING YOCCA CARLSON & RAUTH